Filed Pursuant to Rule 424(b)(3)
Registration No. 333-193841

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted or to any person or entity to whom it is unlawful to make an offer or sale.

Subject to Completion, dated February 10, 2014

Preliminary Prospectus Supplement

(To Prospectus dated February 10, 2014)

30,000,000 Shares

Common Shares

We are offering 30,000,000 common shares, par value $0.01 per share. We have granted the underwriters the option to purchase up to an additional 4,500,000 common shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

Our common shares are listed on the New York Stock Exchange under the symbol “FSL.” The last reported sale price of our common shares on February 7, 2014 was $18.01 per share.

Investing in our common shares involves risk. See “Risk Factors” beginning on page S-15 and the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus to read about important factors you should consider before making a decision to invest in the common shares sold in this offering.

None of the Securities and Exchange Commission, any state or other securities commission, the Registrar of Companies in Bermuda or the Bermuda Monetary Authority has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters expect to deliver the common shares to purchasers on or about                 , 2014.

Joint Book-Running Managers

Goldman, Sachs & Co.	Citigroup	Credit Suisse	Deutsche Bank Securities

Barclays	J.P. Morgan	Morgan Stanley

The date of this prospectus supplement is                     , 2014

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus we file with the Securities and Exchange Commission, or the “SEC,” in connection with this offering. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any such free writing prospectus is accurate as of any date other than the respective dates of the related documents or the incorporated documents, as the case may be.

Prospectus Supplement

Prospectus

Unless the context specifically indicates otherwise, references in this prospectus supplement to “we,” “us,” “our,” the “Company” and “Freescale” refer collectively to Freescale Semiconductor, Ltd. and its consolidated subsidiaries.

Unless otherwise indicated or unless the context requires otherwise, all information in this prospectus supplement assumes that the option we have granted to the underwriters in this offering to purchase additional common shares is not exercised.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. The accompanying prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. We may offer our common shares from time to time under the shelf registration process. In the accompanying prospectus, we provide you with a general description of the common shares we may offer from time to time under our shelf registration statement. In this prospectus supplement, we are providing you with specific information about the common shares that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include, or incorporate by reference, important information about us, the securities being offered and other information you should evaluate before making a decision to invest in the common shares sold in this offering. This prospectus supplement also adds to, updates and changes information contained or incorporated by reference in the accompanying prospectus. If any specific information regarding the common shares in this prospectus supplement is inconsistent with the more general description of the securities in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus we file with the SEC in connection with this offering, as well as the additional information described under “Incorporation of Certain Information by Reference” in this prospectus supplement, before making a decision to invest in the common shares sold in this offering. In particular, you should review the information under the caption “Risk Factors” included in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference herein.

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Directive (as defined below), and any amendments thereto, as implemented in member states of the European Economic Area. This prospectus supplement and the accompanying prospectus have been prepared on the basis that all offers of the common shares will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of the common shares. Accordingly, any person making or intending to make any offer within the European Economic Area of common shares which are the subject of this offering should only do so in circumstances in which no obligation arises for Freescale or any underwriter to produce a prospectus for such offers. Neither Freescale nor any underwriter have authorized, nor do they authorize, the making of any offer of the common shares through any financial intermediary, other than offers made by the underwriters which constitute the final placement of the common shares contemplated in this prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, revenues, earnings, cash flows, capital expenditures, working capital and other financial items. These statements also relate to our business strategy, goals and expectations concerning our market position, future operations, margins, profitability, liquidity and capital resources. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases to identify forward-looking statements. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Accordingly, prospective investors should not place undue reliance on our forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law.

All forward-looking statements contained in this prospectus supplement and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	our inability to achieve and maintain profitability;

•	general economic and business conditions and any downturns in the cyclical industry in which we operate;

•	the loss of one or more of our significant customers or strategic relationships;

•	the financial viability of our customers, distributors or suppliers;

•	our competitive environment and our ability to make technological advances;

•	economic conditions in the industries in which our products are sold;

•	our substantial indebtedness;

•	our ability to service our outstanding indebtedness and the impact such indebtedness may have on the way we operate our business;

•	inability to make necessary capital expenditures;

•	interruptions in our production or manufacturing capacity and our ability to obtain supplies;

•	political and economic conditions in the countries where we conduct our business;

•	maintenance and protection of our intellectual property;

•	potential product liability, personal injury or intellectual property infringement claims;

•	loss of key personnel;

•	changes in tax-related matters;

•	failure of third-party contract manufacturers to deliver quality products and components on time and at reasonable prices;

•	the costs of environmental compliance and/or the imposition of liabilities under environmental laws and regulations; and

•	our manufacturing operations could be negatively impacted by natural disasters.

SUMMARY

The information below is only a summary of more detailed information included elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that is important to you or that you should consider before making a decision to invest in the common shares sold in this offering. The other information is important, so please read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, carefully before making an investment decision.

Overview

We are a global leader in microcontrollers and digital networking processors, commonly referred to as embedded processors. Embedded processors are the backbone of electronic systems, providing essential control and intelligence, while enhancing performance and power efficiency. We combine our embedded processors with our complementary analog, sensor and radio frequency (“RF”) devices, as well as a full suite of software and design tools, to provide highly integrated embedded processing solutions that streamline customer development efforts, lower their costs and shorten their time to market. For the year ended December 31, 2013, our revenues were $4.2 billion, compared to $3.9 billion for the year ended December 31, 2012.

We provide our customers embedded processing solutions for the automotive, networking, industrial and consumer markets. A number of trends are driving growth in our end markets, including advances in automotive safety and electronics, the expansion of cloud computing, the build out of next generation communications infrastructure, and the Internet of Things, an emerging network of smart devices designed to help make our lives safer and more productive. Our product and strategic focus is on serving the need for increased connectivity and enhanced intelligence critical to these fast growing semiconductor applications.

We have a heritage of innovation and product leadership spanning over 50 years that has resulted in an extensive intellectual property portfolio. We leverage our intellectual property portfolio, deep customer relationships built over many years of close collaboration, extensive suite of software and design tools and technical expertise to introduce innovative new products and platform-level solutions for our target markets. We believe our ability to leverage our intellectual property across product lines and target markets enables us to be early to market with our products. As a result, we have established leadership positions in many of our core markets. In 2013, we derived approximately 80% of our net sales from products where we held the #1 or #2 market position.

We have five core product groups, which are aligned as follows:

	Automotive MCUs	Digital Networking	Microcontrollers	Analog & Sensors	RF
% of 2013 Revenue(a)	25%	22%	20%	18%	8%
Primary Products	• Qorivva • MagniV • 8-, 16- and 32-bit MCUs built on Power Architecture® and ARM technologies developed specifically for automotive applications

•   QorIQ

•   Qonverge

•   Layerscape

•   Single and multicore 32- and 64-bit communications processors built on Power Architecture® and ARM technologies

•   Digital signal processors

•   Digital signal controllers

			• Kinetis • Vybrid • 8-, 16- and 32-bit MCUs built on Power Architecture® and ARM technologies • Applications processors	• PowerSBC • Xtrinsic • Analog and mixed-signal ICs • Sensors	• Airfast • High power RF amplifiers • Low-power wireless connectivity ICs

Key Applications	• Safety & chassis • Vehicle automation • Powertrain & engine management • Body & security	• Cloud computing and data center • Enterprise networking and security • Wired & wireless infrastructure (base stations) • Wireless small and metro cell base stations	• Driver information systems • Building & factory automation • Motor control robotics • Consumer wearables • Smart appliances & home energy control	• Radar & vision systems • Smart mobile devices • Electronic gaming • Phone & game sensors	• Wired & wireless infrastructure (base stations) • Aerospace • Broadcast • Medical

(a)	Our Other product group, which includes primarily IP revenue and sales into the wireless handset market, represented 7% of our total revenue during 2013.

We sell our products directly to original equipment manufacturers (“OEMs”), distributors, original design manufacturers and contract manufacturers through our global sales force. Our top ten customers based on 2013 net sales have purchased our products for an average of over 25 years, and we have built our relationships with these customers upon years of collaborative development. Our top 15 OEM customers based on 2013 sales are Alcatel-Lucent, Autoliv, Inc., Robert Bosch GmbH, Cisco Systems, Inc., Continental Automotive GmbH, Delphi Electronics Corporation, Denso Corporation, Ericsson AB, Huawei Technologies Co. Ltd., Lear Corporation, Motorola Mobility Holdings, Inc., Nokia Siemens Networks BV, TRW Automotive Holdings Corp., Valeo SA, and ZTE Corporation.

Our evolution

Following the appointment of Gregg Lowe as President and Chief Executive Officer of Freescale in June 2012, we initiated a change to our strategic direction and identified opportunities to accelerate revenue growth and improve profitability. As a result of this strategic realignment, we launched the following initiatives:

Reallocation of research and development investment.    We have focused our research and development efforts on five strategic product groups: Microcontrollers, Digital Networking, Automotive Microcontrollers, Analog and Sensors and Radio Frequency. Over the last 15 months we have adjusted our investment and targeted approximately 90% of our total research and development investment on the markets served by these product groups.

Alignment of our sales and marketing resources to high growth areas.    We have shifted our sales resources to align with industry growth in China and select opportunities in Korea, Taiwan and Japan. As a result, we are increasing the number of accounts covered and are expanding our distribution presence in those markets. In addition, to better streamline and incentivize our distribution channel, we have consolidated our focus on two global distribution partners.

Improved capital structure.    Over the last 15 months we have extended our debt maturity profile resulting in approximately 90% of our outstanding debt maturing in 2020 and beyond. Moreover, based on current interest rates we have reduced our annual cash interest expense by approximately $75 million on an annual basis beginning in the first quarter of 2014, excluding the impact of any debt repayment from this offering.

Positioned for growth in net sales and gross margin.    The strategic initiatives put in motion supported improving net sales, as evidenced by a 6% increase in annual net sales and improved gross margin of 110 basis points in 2013 compared to 2012. We have combined all of our manufacturing operations under a single leader to coordinate with each of the five product groups and drive a relentless focus on execution, efficiency and lower manufacturing costs. We believe we are well positioned to continue growing revenue to gain market share and increase gross margin to improve profitability.

Our competitive strengths

We possess a number of competitive strengths that we believe allow us to capitalize on growth opportunities in the semiconductor industry including the following:

Global leader in embedded processing solutions.    We have one of the most comprehensive and technologically advanced embedded processing portfolios in the industry. We complement our embedded processors with analog, sensor and RF devices, as well as a full suite of software and design tools. We believe that our scale and breadth of products allow us to better serve our customers.

Strong system-level technology and applications expertise.    We have extensive system-level applications expertise as a result of our long standing customer relationships. We believe our unique system-level technology and applications expertise enhance our ability to anticipate industry trends and customer needs. This knowledge enables us to collaborate with our customers during their product development process, allowing us to be early to market with new, innovative products.

Extensive intellectual property portfolio.    We are a technology leader in our industry with a strong track record of innovation dating back more than 50 years. We have a research and development staff of approximately 5,700 employees focusing on embedded processing and system-level solutions engineering. We have an extensive intellectual property portfolio that includes more than 6,000 patent families covering key technologies used in products within our target markets.

Well-established, collaborative relationships with leading customers.    Our close customer relationships have been built on years of collaborative product development and enable us to develop critical expertise regarding our customers’ requirements. This collaboration with our customers and the critical role our products perform in electronic systems have allowed our products to be designed into multiple generations of our customers’ products.

Efficient operating model with lean manufacturing base.    Our variable and low-cost operating model enabled by our lean manufacturing enables us to maximize our responsiveness to customer demand and to efficiently manage our investments in manufacturing capacity and process technology.

Experienced and focused senior leadership team.    We have a highly experienced executive team with deep industry knowledge and a strong execution track record. Our Chief Executive Officer, Gregg Lowe, has put in place a senior leadership team to drive the strategic initiatives of increasing our revenue, gaining market share and improving our profitability.

Our strategy

Our strategy is to capitalize on the proliferation of embedded processing needs and to leverage our leading embedded processor technology and solutions in each of the markets we are targeting. We believe our scale, broad technology portfolio, focused research and development investment, differentiated products and close customer relationships position us to grow at rates in excess of those of our target markets. The key elements of this strategy are to:

Focus research and development on solutions that align with the macro trends driving growth in our target markets.    We intend to continue to invest in developing innovative embedded processing products and solutions to pursue attractive opportunities in our current markets that take advantage of expansion of the Internet of Things, increasing electronics content in vehicles and the expansion of cloud computing and wireless infrastructure. By delivering innovative new products we expect we will be able to grow revenue and expand market share.

Increase our net sales from distribution.    Distributors provide us with an efficient means of reaching a broader and more globally diversified customer base, particularly in emerging end markets and geographies. We are making more of our products “distribution-ready” by focusing a portion of our research and development investment on products that are specifically tailored toward the distribution channel.

Align our sales and marketing resources to high growth areas.    We have shifted our sales resources to align with industry growth in China and select opportunities in Korea, Taiwan and Japan. We have invested significantly in expanding our presence particularly in China where we have opened ten new sales offices and expanded our sales force. As a result, we are increasing the number of accounts covered, expanding our regional distribution presence in those markets and focusing on two global distribution partners.

Drive market share growth through early-to-market and highly differentiated solutions.    While we have industry leading positions in multiple product areas, we are committed to expanding our market share by delivering early-to-market products that meet our customers’ needs and allow us to grow revenue and margins.

Expand gross and operating margins and free cash flow.    We continue to execute a plan for margin improvement which encompasses cost reduction, efficiency improvement via manufacturing yield increases, test time reductions, greater pricing efficiency and enhancements to our mix of products. We believe we are well positioned to achieve improvements in margins and cash flow as we execute on our other margin initiatives.

Company information

Freescale Semiconductor, Ltd. is a Bermuda exempted company limited by shares incorporated on November 9, 2006. Freescale Semiconductor, Ltd. acquired Freescale Semiconductor, Inc. (“Freescale Inc.”) in December 2006 in a transaction led by a consortium of private equity funds including The Blackstone Group, The Carlyle Group, funds advised by Permira Advisers, LLC and TPG Capital (which we refer to as the “Sponsors”). In 2011, we completed our initial public offering of our common shares. As of February 3, 2014, and without giving effect to this offering, Freescale Holdings, L.P. (“Freescale LP”), which is controlled by the Sponsors, beneficially owned approximately 76% of our common shares.

Our principal executive offices are located at 6501 William Cannon Drive West, Austin, Texas 78735, and our telephone number is (512) 895-2000. Our website address is http://www.freescale.com. The information contained on our website is not part of, nor is it incorporated by reference in, this prospectus.

The Offering

Issuer	Freescale Semiconductor, Ltd.

Common Shares Offered	30,000,000 common shares, par value $0.01 per share (excluding 4,500,000 additional common shares that the underwriters have the option to purchase in this offering).

Approximate Number of Shares of Common Shares to be Issued and Outstanding Immediately After this Offering	288,317,929 common shares (excluding 4,500,000 additional common shares that the underwriters have the option to purchase in this offering).

New York Stock Exchange Symbol for the Common Shares	FSL

Underwriters’ Purchase Option	We have granted the underwriters an option to purchase up to an additional 4,500,000 common shares from us, exercisable within 30 days from the date of this prospectus supplement.

Use of Proceeds

We expect that the net proceeds to us from this offering, after deducting estimated underwriting discounts and offering expenses payable by us, will be approximately $520 million (or approximately $598 million if the underwriters exercise their option to purchase additional shares in full), in each case assuming a public offering price of $18.01 per common share, which is equal to the last reported sale price of our common shares on February 7, 2014. A $1.00 increase (decrease) in the assumed offering price per common share would increase (decrease) the estimated net proceeds to us from this offering by approximately $29 million (or $33 million if the underwriters exercise their option to purchase additional shares in full), after deducting estimated underwriting discounts and offering expenses payable by us.

We intend to use the net proceeds from this offering, together with cash on hand, to redeem $264 million principal amount of 10.125% Senior Subordinated Notes due 2016 of Freescale Inc. and $234 million principal amount of 8.05% Senior Unsecured Notes due 2020 of Freescale Inc. The foregoing does not constitute a notice of redemption for, or an obligation to issue a notice of redemption for, or an offer to repurchase any of the outstanding notes. In the event that Freescale Inc. elects to exercise its redemption rights, the appropriate notice or notices of redemption will be issued at a later date or dates upon the terms and conditions set forth in the applicable indentures. See “Use of Proceeds.”

The number of common shares to be issued and outstanding immediately after this offering that appears above is based on the number of common shares issued and outstanding as of December 31, 2013 and excludes:

•	1,551,853 common shares issuable upon the exercise of options (1,458,254 of which were exercisable as of December 31, 2013) outstanding under our 2006 Management Incentive Plan, as amended (“MIP”), as of December 31, 2013, with a weighted average exercise price of $6.85 per share; 21,702 common shares issuable upon vesting and satisfaction of certain other conditions of restricted share units outstanding under the MIP as of December 31, 2013 and 310,448 common shares issuable under deferred stock units outstanding under the MIP as of December 31, 2013;

•	866,129 common shares issuable upon the exercise of options (857,540 of which were exercisable as of December 31, 2013) outstanding under our 2007 Employee Incentive Plan, as amended, as of December 31, 2013, with a weighted average exercise price of $7.08 per share;

•	5,807,173 common shares issuable upon the exercise of options (982,659 of which were exercisable as of December 31, 2013) outstanding under our 2011 Omnibus Incentive Plan (the “2011 Plan”), as of December 31, 2013, with a weighted average exercise price of $13.09 per share; and 7,291,156 common shares issuable upon vesting and satisfaction of certain other conditions of restricted share units outstanding under the 2011 Plan as of December 31, 2013;

•	9,556,176 common shares reserved for future issuance under our 2011 Plan (of which 6,791,540 common shares are reserved for issuance under equity awards granted to employees in January 2014);

•	2,459,365 common shares reserved for future issuance under the Employee Share Purchase Plan (the “ESPP”) (of which 902,215 common shares were delivered to participating employees in January 2014); and

•	9,534,587 common shares issuable upon the exercise of a warrant held by Freescale LP, with an exercise price of $36.12 per share, which is currently exercisable.

Our Board of Directors has approved amendments to the 2011 Plan and the ESPP. These amendments, among other things, increase the number of common shares authorized for issuance by 22.5 million for the 2011 Plan and 6.6 million for the ESPP. The amendments to these plans are each subject to shareholder approval at our next annual general meeting. If approved by our shareholders, we expect these increases in common shares authorized for issuance to provide for three additional years of grants and purchases under the 2011 Plan and the ESPP beginning in 2015 through the end of 2017.

Unless otherwise indicated or unless the context requires otherwise, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares.

Summary Financial Information

The following table presents our summary financial information for the years ended December 31, 2011, 2012 and 2013, which has been derived from our audited financial statements incorporated into this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2013.

The as adjusted balance sheet information reflects the sale of common shares in this offering and the application of the net proceeds therefrom as described in “Use of Proceeds.” We prepare our financial statements in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Our results for any historical period are not necessarily indicative of our results for any future period.

You should read this summary information in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated into this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2013.

	Year ended December 31,
(in millions, except per share amounts)	2011	2012	2013
Operating Results
Net sales	$4,572	$3,945	$4,186
Cost of sales	2,677	2,304	2,399

Gross margin	1,895	1,641	1,787
Selling, general and administrative	510	438	464
Research and development	797	742	755
Amortization expense for acquired intangible assets(1)	232	13	13
Reorganization of businesses and other(2)	82	(15)	24

Operating earnings	274	463	531
Loss on extinguishment or modification of long-term debt, net(3)	(97)	(32)	(217)
Other expense, net(4)	(559)	(531)	(482)

Loss before income taxes	(382)	(100)	(168)
Income tax expense	28	2	40

Net loss	$(410)	$(102)	$(208)

Net loss per share
Basic	$(1.82)	$(0.41)	$(0.81)
Diluted(5)	$(1.82)	$(0.41)	$(0.81)
Weighted average common shares outstanding
Basic	226	248	256
Diluted	227	251	259

Other Data
Adjusted net earnings (loss) (unaudited)(6)	$217	$(19)	$116
Capital expenditures	$135	$123	$151
EBITDA excluding the effects of other items (unaudited)(7)	$1,093	$744	$862

	As of December 31, 2013
	Actual	As Adjusted(8)
		(unaudited)
Balance Sheet
Total cash and cash equivalents	$747	$736
Total assets	$3,047	$3,036
Total debt and capital lease obligations	$6,480	$5,982
Total shareholders’ deficit	$(4,594)	$(4,074)

(1)	Reflects the effects of purchase price accounting relating to our acquisition by the Sponsors in 2006 and our acquisition of SigmaTel, Inc. in 2008, including, as applicable, depreciation expense associated with the property, plant and equipment step up to fair value and amortization expense for acquired intangible assets related to developed technology and trademarks/tradenames.
(2)	Charges in 2013 were predominately related to continued implementation of the change in our strategic direction which began in 2012, partially offset by benefits related to the sale of certain assets located at our Toulouse, France and Sendai, Japan facilities. Benefits in 2012 were primarily related to insurance recoveries from the 2011 Sendai, Japan earthquake offset by charges related to the hiring of our Chief Executive Officer and the change in our strategic direction. Charges in 2011 were related to the termination of management agreements with affiliates and advisors of the Sponsors recorded in connection with our initial public offering. Additionally in 2011, we incurred charges related to our 150 millimeter fabrication facility and design center in Sendai, Japan as a result of the extensive damage from the earthquake; these charges were partially offset by insurance recoveries related to the event.
(3)	Charges in both 2013 and 2012 related to multiple debt refinancing and redemption transactions occurring over those periods and were comprised of make-whole premiums, call premiums, the write-off of remaining original issue discount and unamortized deferred financing costs along with other charges not eligible for capitalization, as applicable. Charges in 2011 were related to the extinguishment of debt and the amendment to our existing senior secured credit facilities in connection with our initial public offering. We also incurred charges associated with refinancing our debt and open-market repurchases of portions of our senior notes during 2011.
(4)	Primarily reflects interest expense associated with our long-term debt.
(5)	No dilutive securities have been included in the diluted net loss per share calculation as a net loss was incurred in periods presented.
(6)	Adjusted net earnings (loss) is net earnings (loss), adjusted for certain items that we believe are not indicative of the performance of our ongoing operations. We present adjusted net earnings (loss) as a supplemental performance measure. We believe adjusted net earnings (loss) is helpful to an understanding of our business and provides a means of evaluating our performance from period to period on a more consistent basis. This presentation should not be construed as an indication that similar items will not recur or that our future results will be unaffected by other items that we consider to be outside the ordinary course of our business. Because adjusted net earnings (loss) facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use adjusted net earnings (loss) for business planning purposes, in measuring our performance relative to that of our competitors and in evaluating the effectiveness of our operational strategies. Adjusted net earnings (loss) has limitations as an analytical tool, and should not be considered in isolation or as a substitute for an analysis of our results as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted net earnings (loss) only supplementally.

A reconciliation of adjusted net earnings (loss) to net loss, the most directly comparable U.S. GAAP performance measure, is provided below:

	Year ended December 31,
(in millions)	2011	2012	2013
Net loss	$(410)	$(102)	$(208)
Amortization expense for acquired intangible assets(a)	400	13	13
Non-cash share-based compensation expense(b)	27	43	48
Fair value adjustment on interest rate and commodity derivatives(c)	—	17	(1)
Deferred and non-current tax impact(d)	16	(7)	23
Loss on extinguishment or modification of long-term debt, net(e)	97	32	217
Reorganization of business and other(f)	82	(15)	24
Other(g)	5	—	—

Adjusted net earnings (loss)	$217	$(19)	$116

(a)	Reflects the effects of purchase price accounting relating to our acquisition by the Sponsors in 2006 and our acquisition of SigmaTel, Inc. in 2008, including, as applicable, depreciation expense associated with the property, plant and equipment step up to fair value and amortization expense for acquired intangible assets related to developed technology and tradenames/trademarks.
(b)	Reflects non-cash, share-based compensation expense under the provisions of ASC Topic 718, “Compensation—Stock Compensation.”
(c)	Reflects the cumulative ineffectiveness and change in fair value of our interest rate and commodity derivatives that are not designated as cash flow hedges under the provisions of ASC Topic 815, “Derivatives and Hedging.”
(d)	Adjustments to reflect cash income tax expense.
(e)	Reflects losses on extinguishments and modifications of our long-term debt, net.
(f)	Reflects items related to our reorganization of business programs and other charges (benefits).
(g)	Includes the acceleration of depreciation relating to the closure of certain of our 150mm manufacturing facilities.
(7)	EBITDA (earnings before interest, taxes, depreciation and amortization) excluding the effects of other items is a non-U.S. GAAP financial measure. We have included information concerning EBITDA excluding the effects of other items because we use such information to supplementally evaluate the underlying performance of the Company. EBITDA excluding the effects of other items does not represent, and should not be considered an alternative to, net earnings (loss), operating earnings (loss), or cash flow from operations as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA excluding the effects of other items and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our use of this financial measure is not necessarily comparable to such other similarly titled captions of other companies.

	Year ended December 31,
(in millions)	2011	2012	2013
Net loss	$(410)	$(102)	$(208)
Depreciation	393	179	181
Amortization(a)	313	78	78
Interest expense, net	563	510	483
Income tax expense	28	2	40

EBITDA	887	667	574
Non-cash share-based compensation expense(b)	27	43	48
Fair value adjustment on interest rate and commodity derivatives(c)	—	17	(1)
Loss on extinguishment or modification of long-term debt, net(d)	97	32	217
Reorganization of business and other(e)	82	(15)	24

EBITDA excluding the effects of other items	$1,093	$744	$862

(a)	Excludes amortization of debt issuance costs, which are included in interest expense, net.
(b)	Reflects non-cash, share-based compensation expense under the provisions of ASC Topic 718, “Compensation - Stock Compensation.”
(c)	Reflects the cumulative ineffectiveness and change in fair value of our interest rate and commodity derivatives that are not designated as cash flow hedges under the provisions of ASC Topic 815, “Derivatives and Hedging.”
(d)	Reflects losses on extinguishments and modifications of our long-term debt, net.
(e)	Reflects items related to our reorganization of business programs and other charges (benefits).
(8)	Assumes the net proceeds from this offering, together with cash on hand, are used to repay $498 million aggregate principal amount of outstanding notes issued by Freescale Inc. 30 days following the closing of this offering, along with $34 million in estimated accelerated interest, premiums and related fees. Does not give effect to any accounting charges that may be recorded as a result of such payments.

RISK FACTORS

In addition to the other information included or incorporated by reference in this prospectus supplement, you should carefully consider the risk factors set forth below before making an investment in our common shares. In addition, you should read and consider the risk factors associated with our business included under the heading “Item 1A: Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013. See “Where You Can Find More Information” in the accompanying prospectus.

Risks Related to Our Common Shares and This Offering

The Sponsors control us and may act in a manner that advances their best interests and not necessarily those of other shareholders.

Upon consummation of this offering, Freescale LP will own approximately 68% of our issued and outstanding common shares (or approximately 67% if the underwriters exercise their option to purchase additional shares in full), based on common shares issued and outstanding as of December 31, 2013. In addition, each of our four Sponsors has the contractual right to select two individuals to serve on our Board of Directors (the “Board”). As a result, the Sponsors control our Board and will be able to influence or control all matters requiring approval by our shareholders, including:

•	the election of directors;

•	mergers, amalgamations, consolidations, takeovers or other business combinations involving us;

•	the sale of all or substantially all of our assets and other decisions affecting our capital structure;

•	the amendment of our memorandum of association and our bye-laws; and

•	our winding up and dissolution.

In addition, pursuant to the shareholders agreement between us, Freescale LP and the Sponsors, for so long as Freescale LP and the Sponsors collectively own, in the aggregate, at least 50% of our issued and outstanding common shares, certain actions by us or our subsidiaries will require the approval of at least a majority of the Sponsors acting through their respective director designees in addition to any other vote by our Board or shareholders. The actions requiring Sponsor approval include change of control transactions, the acquisition or sale of any asset in excess of $150 million, the incurrence of indebtedness in excess of $250 million, making any loan, advance or capital contribution in excess of $150 million, equity issuances in excess of $25 million, the approval and registration of equity securities in connection with a public offering, changes in the nature of our or our subsidiaries’ business, changes to our jurisdiction of incorporation, hiring or removing our Chief Executive Officer, the commencement or settlement of any litigation over $50 million and changing the number of directors on the Board.

The contractual rights and significant ownership by the Sponsors may delay, deter or prevent acts that may be favored by our other shareholders, including a change of control of us. The interests of the Sponsors may not always coincide with our interests or the interests of our other shareholders, and the Sponsors may seek to cause us to take courses of action that, in their judgment, could enhance their investment in us, but which might involve risks to our other shareholders or adversely affect us or our other shareholders.

The Sponsors are also in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue acquisition opportunities that are complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as the Sponsors, or other funds controlled by or associated with the Sponsors, have these contractual rights or continue to indirectly own a significant amount of our issued and outstanding common shares, even if such amount is less than 50%, the Sponsors will continue to be able to strongly influence or effectively control our decisions.

There may not be an active, liquid trading market for our common shares, and you may not be able to resell your common shares at or above the price at which you purchase them.

The initial public offering of our common shares was completed in May 2011. There has been a public market for our common shares for only a relatively short period of time. An active, liquid and orderly market for our common shares may not be sustained, which could depress the trading price of our common shares. An inactive market may also impair your ability to sell any of our common shares that you purchase. In addition, the market price of our common shares may continue to fluctuate significantly and may be adversely affected by broad market and industry factors, regardless of our actual operating performance.

We expect that the price of our common shares will continue to fluctuate substantially.

The market price of our common shares has been highly volatile and could be subject to wide fluctuations. Between our initial public offering in May 2011 and February 7, 2014, our common shares have traded as low as $7.63 per share and as high as $20.97 per share. You should consider an investment in our common shares risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment. In addition to the risks described in this prospectus supplement, factors that may cause the market price of our common shares to continue to fluctuate include:

•	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	our announcements or our competitors’ announcements regarding new products, enhancements, design wins, significant contracts, acquisitions or strategic investments;

•	success of competitive products;

•	changes in estimates of our financial results or recommendations by securities analysts;

•	changes in our capital structure, such as future issuances of securities, sales of large blocks of common shares by our shareholders or the incurrence of additional debt;

•	investors’ general perception of us; and

•	changes in general economic, industry and market conditions.

In addition, the securities markets have recently experienced significant price and volume fluctuations that often have not been related to the operating performance of particular companies. If the stock market in general experiences fluctuations or a loss of investor confidence, the trading price of our common shares could decline for reasons unrelated to our business, financial condition or results of operations. As a result of these factors, you may be unable to resell your shares at or above the public offering price after this offering.

Some companies that have had volatile market prices for their securities have had securities class actions filed against them. If a suit were filed against us, regardless of its merits or outcome, it would likely result in substantial costs and divert management’s attention and resources. This could have a material negative impact on our business, operating results and financial condition.

You will incur immediate and substantial dilution as a result of this offering.

If you purchase common shares in this offering, you will pay more for your common shares than the book value of our common shares and amounts paid by certain of our existing shareholders for their common shares. As a result, you will incur immediate and substantial dilution of $32.40 per share, representing the difference between the assumed public offering price of $18.01 per share, which is equal to the last reported sale price of our common shares on February 7, 2014, and our as adjusted net tangible book value per share after giving effect to this offering. See “Dilution.”

Future sales of our common shares, or the perception that such sales may occur, could depress our common share price.

If our existing shareholders sell, or indicate an intention to sell, substantial amounts of our common shares in the public market after the contractual lock-up agreements described below expire, or pursuant to a waiver from such agreements, and other restrictions on resale lapse, the trading price of our common shares could decline. Based on common shares issued and outstanding as of December 31, 2013, upon the closing of this offering, we will have issued and outstanding approximately 288 million common shares. We and our directors and officers will be subject to a 90-day contractual lock-up with the underwriters, subject to certain exceptions. Upon expiration of the contractual lock-up agreements with the underwriters, substantially all of our common shares will be eligible for sale in the public market.

Freescale LP, one of our substantial shareholders, has demand and piggyback registration rights to require us to register with the SEC approximately 196 million of our issued and outstanding common shares following the expiration of its lock-up agreement. If we register these common shares, Freescale LP would be able to sell those common shares freely in the public market. A decline in market price caused by the sale of substantial amounts of our common shares could impede our ability to raise future capital.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common shares, the price of our common shares could decline.

The trading market for our common shares likely will continue to be influenced by the research and reports that equity research analysts publish about us and our business. The price of our common shares could decline if one or more securities analysts downgrade our common shares or if those analysts issue a sell recommendation or other unfavorable commentary or cease publishing reports about us or our business. If one or more of the analysts who cover us downgrade our common shares, or if our results of operations do not meet their expectations, our common share price would likely decline rapidly. If one or more of these analysts cease coverage of us, we could lose visibility in the market, which in turn could cause our common share price to decline.

We do not intend to pay cash dividends on our common shares for the foreseeable future and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common shares.

We do not anticipate paying cash dividends on our common shares for the foreseeable future. We anticipate that we will retain all of our future earnings, if any, for use in the development and expansion of our business and for general corporate purposes. Any determination to pay dividends on our common shares in the future will be at the discretion of our board of directors. In addition, our ability to pay cash dividends on our common shares or to receive distributions or other transfers from our subsidiaries to enable us to pay cash dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur, including the senior credit facilities and the indentures governing notes issued by our indirect subsidiary, Freescale Inc., and by Bermuda law. As a result, you may not receive any return on an investment in our common shares unless you sell our common shares for a price greater than that which you paid for them.

We are a holding company and rely on dividends, distributions and other payments, advances and transfers of funds from our subsidiaries to meet our obligations.

We have no direct operations and derive all of our cash flow from our subsidiaries. Because we conduct our operations through our subsidiaries, we depend on those entities for dividends and other payments or distributions to meet our operating needs. Legal and contractual restrictions in any existing and future outstanding indebtedness we or our subsidiaries incur, including the senior credit facilities and the indentures governing Freescale Inc.’s notes, may limit our ability to obtain cash from our subsidiaries. The deterioration of the earnings from, or other available assets of, our subsidiaries for any reason could limit or impair their ability to pay dividends or other distributions to us.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

We intend to contribute the net proceeds of this offering to Freescale Inc. to enable it to repay debt and to pay certain other fees and expenses as described under “Use of Proceeds.” Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of our common shares in this offering will be $520 million, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, assuming a public offering price of $18.01 per share, which is equal to the last reported sale price of our common shares on February 7, 2014. Our net proceeds will increase by approximately $78 million if the underwriters exercise their option to purchase additional shares in full. A $1.00 increase (decrease) in the assumed offering price per share would increase (decrease) the estimated net proceeds to us from this offering by approximately $29 million (or $33 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to contribute the net proceeds from this offering to Freescale Inc., our indirect wholly owned subsidiary and main U.S. operating entity. We expect Freescale Inc. to use the net proceeds, together with cash on hand, to repay an aggregate of approximately $498 million in outstanding indebtedness as follows:

•	$264 million principal amount of 10.125% Senior Subordinated Notes due 2016; and

•	$234 million principal amount of 8.05% Senior Unsecured Notes due 2020.

Freescale Inc. currently expects to redeem each of the foregoing amounts and series of notes thirty days following completion of this offering pursuant to the applicable redemption provisions set forth in the applicable indentures. Assuming redemption of the notes as specified above, Freescale Inc. would pay an additional $33 million in estimated accrued interest and premiums with a portion of the net proceeds from this offering, together with cash on hand. Although the foregoing represents Freescale Inc.’s current intentions with respect to the repayment of its outstanding notes, the actual series of notes to be repaid, the amount to be repaid under each series, the timing of repayment and the method of repayment may change depending upon pricing terms available for each method of repayment, which could include redemptions, open market purchases, privately negotiated transactions or tender offers, or some combination thereof. Regardless of such changes among series to be repaid or to the timing and method of repayment, we would still intend to use such amount of net proceeds, together with cash on hand, to repay an aggregate of approximately $498 million principal amount of indebtedness. There are no alternative intended uses for such net proceeds. The foregoing does not constitute a notice of redemption for, or an obligation to issue a notice of redemption for, or an offer to repurchase any of the outstanding notes. In the event that Freescale Inc. elects to exercise its redemption rights, the appropriate notice or notices of redemption will be issued at a later date or dates upon the terms and conditions set forth in the applicable indentures.

None of the Sponsors or our other affiliates hold balances under Freescale Inc.’s revolving credit facility nor do they hold debt securities of Freescale Inc. Accordingly, none of the Sponsors or our other affiliates will receive any of the net proceeds from this offering.

PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Our common shares have traded on the New York Stock Exchange under the symbol “FSL” since our initial public offering on May 26, 2011. Prior to that date, there was no public trading market for our common shares. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common shares, as reported by the New York Stock Exchange:

	Market Prices
	High	Low
Year Ending December 31, 2014:
First Quarter ended March 31, 2014 (through February 7)	$18.31	$14.71

Year Ended December 31, 2013:
First Quarter ended March 29, 2013	$16.15	$10.38
Second Quarter ended June 28, 2013	$17.44	$12.35
Third Quarter ended September 27, 2013	$17.44	$13.47
Fourth Quarter ended December 31, 2013	$17.82	$13.95

Year Ended December 31, 2012:
First Quarter ended March 30, 2012	$17.84	$12.20
Second Quarter ended June 29, 2012	$15.55	$8.50
Third Quarter ended September 28, 2012	$12.61	$8.43
Fourth Quarter ended December 31, 2012	$11.10	$7.63

The last reported sale price of our common shares on February 7, 2014 was $18.01 per share. As of January 31, 2014, there were approximately 15,300 individual shareholders of our common shares.

We have not paid cash dividends on our common shares in the last three years. We do not intend to pay cash dividends on our common shares in the foreseeable future. We anticipate that we will retain all of our future earnings, if any, for use in the development and expansion of our business, reducing our debt and for general corporate purposes. In addition, our ability to pay cash dividends on our common shares or to receive distributions or other transfers from our subsidiaries to enable us to pay cash dividends on our common shares is limited by restrictions under the terms of the agreements governing our and our subsidiaries’ existing and future outstanding indebtedness, including our existing senior secured credit facilities and the indentures governing Freescale Inc.’s notes. Subject to the foregoing, the payment of dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, our overall financial condition and any other factors deemed relevant by our board of directors. In addition, pursuant to Bermuda law and our bye-laws, no dividends may be declared or paid if there are reasonable grounds for believing that: (i) we are, or would after the payment be, unable to pay our liabilities as they become due; or (ii) that the realizable value of our assets would thereby be less than our liabilities.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2013:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance of 30,000,000 common shares in this offering, assuming a public offering price of $18.01 per share, which is equal to the last reported sale price of our common shares on February 7, 2014, and the use of the net proceeds therefrom, together with cash on hand, as described under “Use of Proceeds.”

You should read the information in this table in conjunction with the “Management’s Discussions and Analysis of Financial Condition and Results of Operations” sections and our historical consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2013.

	As of December 31, 2013
(in millions, except per share amounts)	Actual	As Adjusted(1)
Debt:
Credit facilities
Term loans(2)	$3,518	$3,518
Revolving credit facility(3)	—	—
Capital lease obligations	1	1
8.05% Senior Unsecured Notes due 2020	739	505
10.125% Senior Subordinated Notes due 2016	264	—
Other existing debt(4)	1,990	1,990

Total debt	$6,512	$6,014

Shareholders’ deficit:
Preferred shares, $0.01 par value, 100 shares authorized, no issued and outstanding, actual; 100 shares authorized, no issued and outstanding and as adjusted	$—	$—
Common shares, $0.01 par value, 900 shares authorized, 258 issued and outstanding, actual; 900 shares authorized, 288 issued and outstanding, as adjusted	3	3
Additional paid-in capital	8,326	8,846
Accumulated other comprehensive earnings	49	49
Accumulated deficit	(12,972)	(12,972)

Total shareholders’ deficit	$(4,594)	$(4,074)

Total capitalization	$1,918	$1,940

(1)	Assumes the net proceeds from this offering, together with cash on hand, are used to repay an aggregate of approximately $498 million aggregate principal amount of outstanding notes issued by Freescale Inc. and the related fees and expenses. Does not give effect to any accounting charges that may be recorded as a result of such payment. A $1.00 increase (decrease) in the assumed public offering price of $18.01 per share set forth on the cover page of this prospectus supplement and the application of the net proceeds therefrom, would increase (decrease) the net proceeds to us by $29 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, and would increase (decrease) our total long-term debt reduction by $27 million and decrease (increase) our total shareholders’ deficit by $29 million.

(2)	Includes Freescale Inc.’s 2016 Term Loan, 2020 Term Loan and 2021 Term Loan, each as more fully described in note 4 to our consolidated financial statements incorporated into this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2013. At December 31, 2013, the 2020 Term Loan and 2021 Term Loan were recorded at a discount of $24 million and $8 million, respectively, which is subject to accretion to par value over the term of the respective instruments using the effective interest method.
(3)	On February 10, 2014, Freescale Inc., our indirect subsidiary, and certain of our other indirect subsidiaries entered into an amendment (the “Amendment”) to their existing revolving credit facility. The Amendment is contingent upon, among other customary closing conditions, the consummation of a public offering of our common shares with a value of $400 million or more. Pursuant to the Amendment, the existing revolving credit facility will be replaced with a new revolving credit facility with an aggregate of $400 million of commitments, which replacement revolving credit facility may be increased to up to $450 million of commitments prior to the effectiveness of the Amendment (with the first $25 million of any such increase constituting a replacement of a portion of the existing revolving credit facility, and any additional amount constituting incremental credit extensions). The Amendment will also extend the maturity of the new revolving credit facility to February 1, 2019. The new revolving credit facility will be comprised of the same pro rata split between United States Dollar availability and alternative currency availability as in the existing revolving credit facility. There can be no assurances that all of the conditions to closing the Amendment will be satisfied.
(4)	Includes Freescale Inc.’s $500 million principal amount of 5.00% Senior Secured Notes due 2021, $960 million principal amount of 6.00% Senior Secured Notes due 2022, $57 million principal amount of Senior Unsecured Floating Rate Notes due 2014 and $473 million principal amount of 10.75% Senior Unsecured Notes due 2020, each as more fully described in note 4 to our consolidated financial statements incorporated into this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2013.

DILUTION

If you invest in our common shares, your interest will be diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value (deficit) per share of our common shares immediately after this offering. Our historical net tangible book value as of December 31, 2013 was a deficit of approximately $4.6 million or $(17.99) per common share. Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of common shares issued and outstanding.

After giving effect to the sale by us of 30,000,000 common shares in this offering, assuming a public offering price of $18.01 per share, which is equal to the last reported sale price of our common shares on February 7, 2014, and after deducting underwriting discounts and estimated offering expenses and the application of the net proceeds as described under “Use of Proceeds,” our as adjusted net tangible book value as of December 31, 2013 would have been a deficit of approximately $4.1 million or approximately $(14.39) per share. This represents an immediate increase in net tangible book value of approximately $3.60 per share to our existing shareholders and an immediate dilution in as adjusted net tangible book value of approximately $32.40 per share to new investors, as illustrated by the following table:

Assumed public offering price per share	$18.01
Net tangible book value per share as of December 31, 2013	$(17.99)
Change in net tangible book value per share attributable to new investors	$3.60
As adjusted net tangible book value per share as of December 31, 2013 after this offering	$(14.39)

Dilution per share to new investors	$32.40

If the underwriters exercise their option to purchase additional shares in full, our as adjusted net tangible book value (calculated as described above) at December 31, 2013 would be a deficit of $4.1 million, or $(13.92) per share, representing an immediate increase in as adjusted net tangible book value to our existing shareholders of $4.07 per share and an immediate dilution to investors participating in this offering of $31.93 per share.

The above discussion and table also assume no exercise of any outstanding restricted share units, deferred stock units, options or warrants. To the extent any such restricted share units, deferred stock units, options or warrants are exercised, there will be further dilution to investors participating in this offering.

TAX CONSIDERATIONS

Bermuda Tax Considerations

To the extent that this discussion relates to matters of Bermuda tax law, it constitutes the opinion of Conyers Dill & Pearman Limited, our special Bermuda counsel. At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

Material United States Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax considerations applicable to the purchase, ownership and disposition of common shares by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). This discussion deals only with our common shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), by holders who purchase common shares in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of our common shares by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, such as the following:

•	brokers or dealers in securities or currencies;

•	financial institutions;

•	pension plans;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities;

•	insurance companies;

•	persons holding common shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons liable for alternative minimum tax;

•	U.S. expatriates;

•	persons that own directly, indirectly or through attribution 10% or more of the voting power or value of our shares;

•	partnerships or entities or arrangements treated as partnerships or other pass through entities for U.S. federal tax purposes (or investors therein); or

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar.

Furthermore, this discussion is based upon the provisions of the Code, the Treasury regulations promulgated thereunder (including proposed and temporary regulations ) and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address any state, local or non-U.S. tax considerations.

For purposes of this discussion, you will be considered a “U.S. Holder” if you beneficially own our common shares and you are for U.S. federal income tax purposes one of the following:

•	a citizen or an individual resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if you (i) are subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of your substantial decisions or (ii) have a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

You will be considered a “Non-U.S. Holder” if you beneficially own our common shares and you are not a U.S. Holder or a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If you are a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will depend upon the status of such partners and your activities.

If you are considering the purchase of our common shares, we urge you to consult your tax advisor concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common shares, as well as any consequences to you arising under state, local and non-U.S. tax laws.

Consequences to U.S. Holders

Dividends

Dividends will be taxed as ordinary income to U.S. Holders to the extent that they are paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. As such and subject to the following discussion of special rules applicable to Passive Foreign Investment Companies (“PFICs”), the gross amount of the dividends, if any, paid by the Company to individual U.S. Holders may be eligible to be taxed at a maximum rate of 20% applicable to certain qualified dividends. Individual U.S. Holders who receive dividends from foreign corporations will be taxed at this rate, provided that certain holding period and certain other requirements are satisfied, if the dividends are received from a “qualified foreign corporation,” which includes a corporation eligible for the benefits of an income tax treaty with the United States that the Secretary of the Treasury determines is satisfactory and a corporation whose stock is readily tradable on an established securities market in the United States. The U.S. Department of the Treasury and the Internal Revenue Service (“IRS”) have determined that the Bermuda-U.S. tax treaty is not satisfactory for this purpose. However, the U.S. Department of the Treasury and the IRS have determined that common stock is considered readily tradable on an established securities market if it is listed on an established securities market in the United States such as the New York Stock Exchange. Accordingly, dividends received by individual U.S. Holders should be entitled to favorable treatment as dividends received with respect to stock of a “qualified foreign corporation.” Dividends paid by the Company will not qualify for the dividends received deduction otherwise available to corporate shareholders.

To the extent that the amount of any dividend exceeds the Company’s current and accumulated earnings and profits for a taxable year, the excess will first be treated as a tax-free return of capital, causing a reduction in the U.S. Holder’s adjusted basis in our common shares. The balance of the excess, if any, will be taxed as capital gain, which would be long-term capital gain if the holder has held our common shares for more than one year at the time the dividend is received (as described below under “—Sale, Exchange or Other Taxable Disposition”).

Sale, Exchange or Other Taxable Disposition

Subject to the following discussion of special rules applicable to PFICs, a U.S. Holder will recognize taxable gain or loss on the taxable sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the holder’s tax basis in our common shares.

Gain or loss realized on the sale, exchange or other taxable disposition of our common shares will be capital gain or loss and will be long-term capital gain or loss if the holding period for our common shares is more than one year. The deduction of capital losses is subject to limitations.

Passive Foreign Investment Company Considerations

A PFIC is any foreign corporation if, after the application of certain “look-through” rules, (a) at least 75% of its gross income is “passive income” as that term is defined in the relevant provisions of the Code, or (b) at least 50% of the average value of its assets produce “passive income” or are held for the production of “passive income.” The determination as to PFIC status is made annually. If a U.S. Holder is treated as owning PFIC stock, the U.S. Holder will be subject to special rules intended to reduce or eliminate the benefit of the deferral of U.S. federal income tax that results from investing in a foreign corporation that does not distribute all of its earnings on a current basis. If we were a PFIC, these rules could adversely affect the tax treatment to a U.S. Holder of dividends that we pay, if any, and of sales, exchanges and other dispositions of our common shares, and could cause other adverse U.S. federal income tax consequences.

We believe that our common shares should not be treated as shares of a PFIC, and we do not expect that the Company will become a PFIC in the future. However, there can be no assurance that the IRS will not successfully challenge this position or that the Company will not become a PFIC at some future time as a result of changes in our assets, income or business operations.

Information with Respect to Foreign Financial Assets

Individuals that own “specified foreign financial assets”, including stock of a non-U.S. corporation, may be required to file an information report with respect to such assets with their tax returns. U.S. Holders that are individuals are encouraged to consult their tax advisor regarding the application of this legislation to their ownership of common shares.

Information Reporting and Backup Withholding

Information will be reported to the IRS each year regarding the amount of any dividends on our common shares and the proceeds of any sale of our common shares that you receive during such year unless you are an exempt recipient (such as a corporation). A backup withholding tax will apply to such payments if you fail to provide your taxpayer identification number or to make required certifications or you have been notified by the IRS that you are subject to backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided that you timely furnish the required information to the IRS.

Consequences to Non-U.S. Holders

Dividends

You will not be subject to U.S. federal income tax or withholding tax on any dividends that we pay with respect to our common shares, unless such dividends are effectively connected with your conduct of a trade or business in the United States or, if you are entitled to the benefits of a U.S. income tax treaty, such dividends are attributable to a permanent establishment that you maintain in the United States.

If dividend income is effectively connected with your conduct of a trade or business in the United States and (if applicable) attributable to a permanent establishment that you maintain in the United States, you will be subject to tax on such dividends in the same manner as discussed in the section above relating to the taxation of U.S. Holders. In addition, any such dividends received by a corporate Non-U.S. Holder may be subject to the branch profits tax on your effectively connected earnings and profits for the taxable year at a rate of 30%, or at such lower rate as may be specified by an applicable income tax treaty.

Sale, Exchange or Other Taxable Disposition of Common Shares

You will not be subject to U.S. federal income or withholding tax with respect to any gain recognized on a sale, exchange or other taxable disposition of shares of our common shares unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States or, if you are entitled to the benefits of a U.S. income tax treaty, such gain is attributable to a permanent establishment that you maintain in the United States; or

•	if you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale, exchange or other taxable disposition, and you meet certain other requirements.

If you are an individual and are described in the first bullet above, you will be subject to tax on any gain derived from the sale, exchange or other taxable disposition of common shares under regular graduated U.S. federal income tax rates. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on any gain derived from the sale, exchange or other taxable disposition of common shares that may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a corporation and are described in the first bullet above, you will be subject to tax on your gain under the rules applicable to U.S. corporations and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits for the taxable year, which would include such gain, at a rate of 30%, or at such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

You may be required to establish an exemption from information reporting and backup withholding by certifying your status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If you are a Non-U.S. Holder and you sell your common shares to or through a U.S. office of a broker, the payment of the proceeds will be subject to both U.S. backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell your common shares through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your common shares through a non-U.S. office of a broker that is a U.S. person or that has certain other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

The IRS may make information reported to you and the IRS available under the provisions of an applicable income tax treaty to the tax authorities in the country in which you reside. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, if any, provided that you timely furnish certain required information to the IRS. You should consult your tax advisor regarding the filing of a U.S. tax return for claiming a refund of any such backup withholding.

UNDERWRITING

Goldman, Sachs & Co., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common shares set forth opposite the underwriter’s name.

Underwriter	Number of Common Shares
Goldman, Sachs & Co.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Barclays Capital Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the common shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the common shares.

Common shares sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. Any common shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $             per share. If all the common shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. The offering of the common shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Subject to certain exceptions, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 4,500,000 additional common shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional common shares approximately proportionate to that underwriter’s initial purchase commitment. Any common shares issued or sold under the option will be issued and sold on the same terms and conditions as the other common shares that are the subject of this offering.

Subject to certain exceptions, we, our executive officers and directors and one of our substantial shareholders have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Goldman, Sachs & Co., dispose of or hedge any common shares or any securities convertible into or exchangeable for our common shares. Goldman, Sachs & Co. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The common shares are listed on the New York Stock Exchange under the symbol “FSL.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by us
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that our portion of the total expenses, excluding underwriting discounts and commissions, of this offering will be approximately $1 million.

In connection with the offering, the underwriters may purchase and sell common shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of common shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of common shares in an amount up to the number of common shares represented by the underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of common shares in an amount in excess of the number of common shares represented by the underwriters’ option to purchase additional shares.

•	Covering transactions involve purchases of common shares either pursuant to the underwriters’ option to purchase additional shares or in the open market after the distribution has been completed in order to cover short positions.

•	To close a naked short position, the underwriters must purchase common shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the underwriters must purchase common shares in the open market after the distribution has been completed or must exercise their option to purchase additional shares. In determining the source of common shares to close the covered short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through their option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase common shares so long as the stabilizing bids do not exceed a specified maximum.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased common shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common shares. They may also cause the price of the common shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Relationships and Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Affiliates of Goldman, Sachs & Co., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Barclays Capital Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are lenders, and in some cases agents or managers for the lenders, under our senior credit facilities. Certain employees and former employees of the underwriters and their affiliates may have equity investments in funds that have invested in us.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We intend to use the net proceeds from this offering, together with cash on hand, to redeem $264 million principal amount of 10.125% Senior Subordinated Notes due 2016 of Freescale Inc. and $234 million principal amount of 8.05% Senior Unsecured Notes due 2020 of Freescale Inc. The foregoing does not constitute a notice of redemption for, or an obligation to issue a notice of redemption for, or an offer to repurchase any of the outstanding notes. In the event that Freescale Inc. elects to exercise its redemption rights, the appropriate notice or notices of redemption will be issued at a later date or dates upon the terms and conditions set forth in the applicable indentures. See “Use of Proceeds.” Certain of the underwriters or their affiliates currently hold debt securities of Freescale Inc. As a result, assuming the above repayments, those underwriters and their respective affiliates would receive a portion of the net proceeds from this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the securities that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article of the Prospectus Directive.

Each purchaser of securities described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a ‘‘qualified investor’’ within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an ‘‘offer to the public’’ in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression ‘‘Prospectus Directive’’ means Directive 2003/71/EC (as amended by Directive 2010/73/EU) and includes any relevant implementing measure in each relevant member state.

The sellers of the securities have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the securities as contemplated in this prospectus supplement. Accordingly, no purchaser of the securities, other than the underwriter, is authorized to make any further offer of the securities on behalf of the sellers or the underwriter.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (‘‘Qualified Investors’’) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the ‘‘Order’’) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as ‘‘relevant persons’’). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

The validity of the common shares offered will be passed upon for us by Conyers Dill & Pearman Limited, our special Bermuda counsel with respect to Bermuda law. Selected legal matters as to U.S. law in connection with this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Freescale Semiconductor, Ltd. and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. The following documents, which have been filed with the SEC by us, are incorporated by reference in this prospectus supplement (other than portions of these documents that are deemed not to be filed or are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

(1)	Annual Report on Form 10-K for the year ended December 31, 2013 (filed on February 10, 2014);

(2)	Current Reports on Form 8-K filed with the SEC on January 13, 2014, January 28, 2014 and February 6, 2014; and

(3)	The description of common shares contained in the registration statement on Form 8-A, dated May 19, 2011, filed with the SEC to register such securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed not to be filed or are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this prospectus supplement and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

PROSPECTUS

Common Shares

Freescale Semiconductor, Ltd., an exempted company limited by shares incorporated under the laws of Bermuda, may offer and sell from time to time common shares covered by this prospectus. We will provide specific terms of any offering, including the price to the public of the common shares, in supplements to this prospectus. Our common shares are listed on the New York Stock Exchange under the symbol “FSL.”

Investing in our common shares involves risks. You should read the risks discussed in “Risk Factors” on page 2 of this prospectus and the applicable prospectus supplement, as well as the risks contained in or described in the documents incorporated by reference in this prospectus or any applicable prospectus supplement, before you invest in our common shares.

We may sell the common shares covered by this prospectus on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any common shares, the applicable prospectus supplement will set forth any applicable commissions or discounts. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

This prospectus may not be used to sell common shares unless accompanied by a prospectus supplement.

Our registration of the common shares covered by this prospectus does not mean that we will offer or sell any shares.

None of the Securities and Exchange Commission, any state securities commission, the Registrar of Companies in Bermuda or the Bermuda Monetary Authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 10, 2014

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or “SEC,” utilizing a “shelf” registration process. Under this shelf process, we may sell common shares in one or more offerings. Each time our common shares are offered under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of any offering of our common shares pursuant to this prospectus, you should refer to the registration statement, including its exhibits. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by that reference and the exhibits and schedules thereto.

The applicable prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with additional information under the heading “Where You Can Find More Information.” To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference into this prospectus or any prospectus supplement. We are not making offers to sell our common shares in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

The information contained in this prospectus, in any prospectus supplement or in any document incorporated by reference herein or therein is accurate only as of the date of the relevant document. You should not assume that the information contained in, or incorporated by reference into, this prospectus or any prospectus supplement is accurate as of any other date.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our shares and other securities to and between persons resident and non-resident of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. In granting such consent, neither the Bermuda Monetary Authority nor any other Bermuda authority or government body accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

Unless the context specifically indicates otherwise, references in this prospectus to “we,” “us,” “our,” the “Company” and “Freescale” refer collectively to Freescale Semiconductor, Ltd. and its consolidated subsidiaries.

OUR COMPANY

Freescale is a global leader in microcontrollers and digital networking processors, commonly referred to as embedded processors. Embedded processors are the backbone of electronic systems, providing essential control and intelligence, while enhancing performance and power efficiency. We combine our embedded processors with our complementary analog, sensor and radio frequency (“RF”) devices, as well as a full suite of software and design tools, to provide highly integrated embedded processing solutions that streamline customer development efforts, lower their costs and shorten their time to market. For the year ended December 31, 2013, our revenues were $4.2 billion, compared to $3.9 billion for the year ended December 31, 2012.

Our business is organized around five principal product groups: Microcontrollers, Digital Networking, Automotive MCUs, Analog and Sensors, and RF. We provide our customers embedded processing solutions for the automotive, networking, industrial and consumer markets. A number of trends are driving growth in our end markets, including advances in automotive safety and electronics, the expansion of cloud computing, the build out of next generation communications infrastructure, and the Internet of Things, an emerging network of smart devices designed to help make our lives safer and more productive. Our product and strategic focus is on serving the need for increased connectivity and enhanced intelligence critical to these fast growing semiconductor applications.

We have a heritage of innovation and product leadership spanning over 50 years that has resulted in an extensive intellectual property portfolio. We leverage our intellectual property portfolio, deep customer relationships built over many years of close collaboration, extensive suite of software and design tools and technical expertise to introduce innovative new products and platform-level solutions for our target markets. We believe our ability to leverage our intellectual property across product lines and target markets enables us to be early to market with our products. As a result, we have established leadership positions in many of our core markets. In 2013, we derived approximately 80% of our net sales from products where we held the #1 or #2 market position.

Freescale Semiconductor, Ltd. is a Bermuda exempted company limited by shares incorporated on November 9, 2006. Freescale Semiconductor, Ltd. acquired Freescale Semiconductor, Inc. in December 2006 in a transaction led by a consortium of private equity funds including The Blackstone Group, The Carlyle Group, funds advised by Permira Advisers, LLC and TPG Capital (which we refer to as the “Sponsors”). In 2011, we completed our initial public offering of our common shares. As of February 3, 2014, Freescale Holdings, L.P. (“Freescale LP”), which is controlled by the Sponsors, beneficially owned approximately 76% of our common shares.

Our principal executive offices are located at 6501 William Cannon Drive West, Austin, Texas 78735, and our telephone number is (512) 895-2000. Our website address is http://www.freescale.com. The information contained on our website is not part of, nor is it incorporated by reference in, this prospectus.

RISK FACTORS

Our business is subject to significant risks and an investment in our common shares involves risks. You should carefully consider the risks and uncertainties described in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein, including the risks and uncertainties described in and incorporated by reference from our most recent Annual Report on Form 10-K, as supplemented, updated or superseded by our Quarterly Reports on Form 10-Q and by our other SEC filings. The risks and uncertainties described in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein are not the only risks we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus, any prospectus supplement or in the documents incorporated by reference herein or therein actually occurs, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common shares to decline, perhaps significantly, and you may lose part or all of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus including any documents incorporated by reference herein, includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, revenues, earnings, cash flows, capital expenditures, working capital and other financial items. These statements also relate to our business strategy, goals and expectations concerning our market position, future operations, margins, profitability, liquidity and capital resources. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases to identify forward-looking statements. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Accordingly, prospective investors should not place undue reliance on our forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law.

All forward-looking statements contained in this prospectus and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Important factors that could cause actual results to differ materially from our expectations are set forth in Item 1A “Risk Factors” in our Annual Report on Form 10-K and any applicable prospectus supplement. Some of the factors that we believe could affect our results include:

•	our inability to achieve and maintain profitability;

•	general economic and business conditions and any downturns in the cyclical industry in which we operate;

•	the loss of one or more of our significant customers or strategic relationships;

•	the financial viability of our customers, distributors or suppliers;

•	our competitive environment and our ability to make technological advances;

•	economic conditions in the industries in which our products are sold;

•	our substantial indebtedness;

•	our ability to service our outstanding indebtedness and the impact such indebtedness may have on the way we operate our business;

•	inability to make necessary capital expenditures;

•	interruptions in our production or manufacturing capacity and our ability to obtain supplies;

•	political and economic conditions in the countries where we conduct our business;

•	maintenance and protection of our intellectual property;

•	potential product liability, personal injury or intellectual property infringement claims;

•	loss of key personnel;

•	changes in tax-related matters;

•	failure of third-party contract manufacturers to deliver quality products and components on time and at reasonable prices;

•	the costs of environmental compliance and/or the imposition of liabilities under environmental laws and regulations; and

•	our manufacturing operations could be negatively impacted by natural disasters.

USE OF PROCEEDS

Unless otherwise provided in a prospectus supplement, we intend to contribute the net proceeds from the sale of any common shares to Freescale Semiconductor, Inc. (“Freescale Inc.”), our indirect wholly owned subsidiary and main U.S. operating entity, who will use the net proceeds for general corporate purposes, including but not limited to repayment of outstanding indebtedness.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms of our memorandum of association and our bye-laws. Such summaries are subject to, and are qualified in their entirety by reference to, all of the provisions of our memorandum of association and bye-laws, copies of which have been previously filed with the SEC. Prospective investors are urged to read these documents in their entirety for a complete understanding of our memorandum of association and bye-laws.

General

We are an exempted company limited by shares incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 39158. We were incorporated on November 9, 2006 under the name Firestone Holdings (Bermuda) I, Ltd. Our name was changed to Freescale Holdings (Bermuda) I, Ltd. on November 22, 2006, subsequently changed to Freescale Semiconductor Holdings I, Ltd. on March 8, 2007 and further changed to Freescale Semiconductor, Ltd. on April 26, 2012. Our registered office is located at 2 Church Street, Hamilton, Bermuda.

Share Capital

Our authorized share capital consists of 1,000 million shares, of which 900 million are designated common shares par value $0.01 each and 100 million are designated preference shares par value $0.01 each. As of December 31, 2013, there were approximately 258 million common shares issued and outstanding, excluding approximately 26 million common shares issuable upon exercise of outstanding options and warrants or in settlement of restricted share units, and no preference shares issued and outstanding. All of our issued and outstanding common shares are fully paid, and all of our shares to be issued under this prospectus will be issued fully paid.

Pursuant to our bye-laws, subject to the requirements of any stock exchange on which our shares are listed and to any resolution of the shareholders to the contrary, our board of directors has the power to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Our bye-laws provide that persons standing for election as directors at a duly constituted and quorate annual general meeting are to be elected by our shareholders by a plurality of the votes cast on the resolution. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the issued and outstanding common shares can elect all of the directors standing for election, and the holders of the remaining shares will not be able to elect any directors.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. The rights with respect to a series of preferred shares may be greater than the rights attached to our common shares. It is not possible to state the actual effect of the issuance of any preferred shares on the rights of holders of our common shares until our board of directors determines the specific rights attached to those preferred shares. The effect of issuing preferred shares could include, among other things, one or more of the following:

•	restricting dividends in respect of our common shares;

•	diluting the voting power of our common shares or providing that holders of preferred shares have the right to vote on matters as a class;

•	impairing the liquidation rights of our common shares; or

•	delaying or preventing a change of control of our company.

Dividend and Other Distributions

Under Bermuda law, a company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realisable value of the company’s assets would thereby be less than its liabilities. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

Calls and Assessments

Any common shares that we issue in the future that are not fully paid are subject to calls by our board of directors. Pursuant to our bye-laws, our board of directors may make such calls on common shares that have not been fully paid as they think fit. Our shares will be non-assessable when no further sums are required to be paid by the holders thereof in connection with the issue thereof.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of a majority of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of two or more persons holding at least a majority of the issued and outstanding shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Election and Removal of Directors

Our bye-laws provide that our board shall consist of not less than three and not more than fifteen directors as the board may from time to time determine. Our board consists of twelve directors. There are no provisions relating to retirement of directors upon reaching any age limit. The directors shall have the power from time to time and at any time to appoint any person as a director either to fill a casual vacancy on the board or, subject to authorization by the members in the general meeting, as an addition to the existing board but so that the number of directors so appointed shall not exceed any maximum number permitted by our bye-laws. Any director appointed by the board to fill a casual vacancy shall hold office until the next annual general meeting of members after his appointment and be subject to re-election at such meeting.

Any shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by our board must give notice of the intention to propose the person for election. Where a person is to be proposed for election as a director at an annual general meeting by a shareholder, that notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 25 days before or after such anniversary, the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was mailed to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Where a director is to be elected at a special general meeting, that notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was mailed to shareholders or the date on which public disclosure of the date of the special general meeting was made. Such proposal must be made in accordance with the procedures set forth in our bye-laws.

Our bye-laws provide that directors (other than directors designated by the Sponsors) may be removed only for cause and only by a resolution of our shareholders, including the affirmative vote of at least a majority of the votes attaching to all of our issued and outstanding common shares entitling the holder to attend and vote on such resolution; provided, however, that for so long as Freescale LP and the Sponsors collectively hold more than 50% of our issued and outstanding common shares, directors (other than directors designated by the Sponsors) may be removed with or without cause by a resolution approved by at least a majority of all votes attaching to all of our issued and outstanding common shares entitling the holder to attend and vote on such resolution; and further provided that notice of the shareholders meeting convened to remove the director or directors is given to the director or directors. The notice must contain a statement of the intention to remove the director or directors and must be served on such director or directors not less than 14 days before the meeting. Any such director is entitled to attend the meeting and be heard on the motion for his removal. Directors designated by the Sponsors may be removed by, and only by, the affirmative vote or written consent of Freescale LP and/or the Sponsor who designated such director. Our shareholders agreement with the Sponsors provides that if one of the Sponsors notifies us of its desire to remove, with or without cause, any director previously designated by it, Freescale LP shall vote or cause to be voted all of its voting shares of the Company and take all other reasonable actions within their control to cause the removal of such director.

Corporate Opportunity

Our bye-laws provide that, except as otherwise agreed in writing by the Sponsors and their affiliates and us, each Sponsor shall have the right to, and shall have no duty not to, engage in the same or similar business activities or lines of business as us, including those deemed to be competing with us, and in the event that a Sponsor or any of its affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for us, the Sponsor shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to us and shall not be liable for breach of any duty (contractual or otherwise) by reason of the fact that the Sponsor or any of its affiliates directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to us.

Our bye-laws also provide that, to the extent that a Sponsor acquires knowledge of a potential transaction or matter that may be a corporate opportunity for us as a result of an employee or agent of such Sponsor or any of its affiliates acting in his or her capacity as one of our directors or officers, then the Sponsor will present such opportunity to us and may not pursue such opportunity for itself, or direct such opportunity to another person, unless we have declined to pursue such opportunity. These provisions shall not apply to non-fund affiliates or portfolio companies of any Sponsor.

In addition, the shareholders agreement between us, the Sponsors and Freescale LP contains substantially identical provisions with respect to corporate opportunities as the provisions in our bye-laws described above.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares.

The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of the common shares that may be offered under this prospectus to and between non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus or any prospectus supplement. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Anti-Takeover Provisions

The following is a summary of certain provisions of our bye-laws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

The authorized but unissued common shares and our preference shares will be available for future issuance by the board of directors, subject to any resolutions of the shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common shares and preference shares could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, amalgamation, merger, scheme of arrangement or otherwise.

Certain provisions of our bye-laws may make a change in control of the Company more difficult to effect. Our bye-laws provide that persons standing for election as directors at a duly constituted and quorate annual general meeting are elected by our shareholders by a plurality of the votes cast on the resolution. In addition, our bye-laws provide that directors (other than directors designated by the Sponsors) may be removed only for cause and only by a resolution of our shareholders, including the affirmative vote of at least a majority of the votes attaching to all of our issued and outstanding common shares entitling the holder to attend and vote on such resolution; provided, however, that for so long as Freescale LP and the Sponsors collectively hold more than 50% of our issued and outstanding common shares, directors (other than directors designated by the

Sponsors) may be removed with or without cause by a resolution approved by at least a majority of all votes attaching to all of our issued and outstanding shares entitling the holder to attend and vote on such resolution; and further provided that notice of the shareholders meeting convened to remove the director or directors is given to such director or directors. The notice must contain a statement of the intention to remove the director or directors and must be served on such director or directors not less than 14 days before the meeting. Any such director is entitled to attend the meeting and be heard on the motion for his removal. Directors designated by the Sponsors may be removed by, and only by, the affirmative vote or written consent of Freescale LP and/or the Sponsor who designated such director. Finally, our bye-laws may only be rescinded, altered or amended upon approval by a resolution of the directors and by a resolution of our shareholders, as described in “Comparison of Shareholder Rights—Differences in Corporate Law—Amendment of bye-laws.”

Pursuant to our bye-laws, our preference shares may be issued from time to time, and the board of directors is authorized to determine the rights, preferences, powers, qualifications, limitations and restrictions. See “—Preference Shares.”

Registrar or Transfer Agent

A register of holders of the common shares is maintained by Codan Services Limited in Bermuda, and a branch register is maintained in the United States by Computershare Trust Company, N.A., who serve as branch registrar and transfer agent.

Listing

Our common shares are listed on the New York Stock Exchange under the symbol “FSL.”

COMPARISON OF SHAREHOLDER RIGHTS

Differences in Corporate Law

You should be aware that the Companies Act 1981, as amended of Bermuda (the “Companies Act”), which applies to us, differs in certain material respects from laws generally applicable to U.S. companies incorporated in the State of Delaware and their stockholders. The following is a summary of significant differences between the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us and our shareholders and the provisions of the Delaware General Corporation Law applicable to U.S. companies organized under the laws of Delaware and their stockholders.

Duties of directors

The Companies Act authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Companies Act or the company’s bye-laws to be exercised by the shareholders of the company. Our bye-laws provide that our business is to be managed and conducted by our board of directors. At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to make a personal profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company, and

•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The Companies Act also imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

Under Bermuda law, directors and officers generally owe fiduciary duties to the company itself, not to the company’s individual shareholders or members, creditors, or any class of either shareholders, members or creditors. Our shareholders may not have a direct cause of action against our directors.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of the corporation’s stockholders. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to stockholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the company. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the company and its stockholders take precedence over any interest possessed by a director, officer or controlling stockholder and not shared by the stockholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the company.

Interested directors

Bermuda law and our bye-laws provide that a transaction entered into by us in which a director has an interest will not be voidable by us and such director will not be liable to us for any profit realized pursuant to such transaction as a result of such interest, provided the nature of the interest is disclosed at the first opportunity either at a meeting of directors or in writing to the directors. Our bye-laws provide that, after a director has made such a declaration of interest, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting.

Under Delaware law, such transaction would not be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote on the matter or (iii) the transaction is fair as to the company as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Voting rights and quorum requirements

Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Under our bye-laws, at any general meeting, one or more persons present in person at the start of the meeting and representing in person or by proxy more than 50% of total issued and outstanding voting shares, shall constitute a quorum for the transaction of business at that meeting. Generally, except as otherwise provided in the bye-laws or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast, except for the election of directors which requires only a plurality of the votes cast.

Any individual who is a shareholder of our company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as the board may determine. Under our bye-laws, each holder of common shares is entitled to one vote per common share held.

Under Delaware law, unless otherwise provided in a company’s certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Delaware law provides that unless otherwise provided in a company’s certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, and unless otherwise provided in a company’s certificate of incorporation or bylaws, the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at a meeting in which a quorum is present is required for stockholder action, and the affirmative vote of a plurality of shares present in person or represented by proxy and entitled to vote at the meeting is required for the election of directors.

Amalgamations, mergers and similar arrangements

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that an amalgamation, merger or similar transaction must be approved by the affirmative votes of at least a majority of all votes attaching to all common shares in issue entitling the holder to attend and vote on such matter.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote on such transaction. A stockholder of a company participating in certain merger and consolidation transactions may, under certain circumstances, be entitled to appraisal rights, such as having a court to determine the fair value of the stock or requiring the company to pay such value in cash. However, such appraisal right is not available to stockholders if the stock received in such transaction is listed on a national securities exchange, including the New York Stock Exchange.

Takeovers

An acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

•	By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

•	By acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any non-tendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

•	Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, and in the event the parent corporate does not own all of the stock of the subsidiary, dissenting stockholders of the subsidiary are entitled to certain appraisal rights. Delaware law also provides, subject to certain exceptions, that if a person acquires 15% of voting stock of a company, the person is an “interested stockholder” and may not engage in “business combinations” with the company for a period of three years from the time the person acquired 15% or more of voting stock.

Shareholders’ suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws.

Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised by the SEC that in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.

Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Indemnification of directors and officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act. Section 98 of the Companies Act further provides that a company may advance moneys to an officer or auditor for the costs, charges and expenses incurred by the officer or auditor in defending any civil or criminal proceedings against them, on condition that the officer or auditor shall repay the advance if any allegation of fraud or dishonesty is proved against them.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose. We have entered into indemnification agreements with our directors and certain officers.

Under Delaware law, a corporation may include in its certificate of incorporation a provision that, subject to the limitations described below, eliminates or limits director liability to the corporation or its stockholders for monetary damages for breaches of their fiduciary duty of care. Under Delaware law, a director’s liability cannot be eliminated or limited for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or (iv) transactions from which such director derived an improper personal benefit.

Delaware law provides that a corporation may indemnify a director, officer, employee or agent of the corporation against any liability or expenses incurred in any civil, criminal, administrative or investigative proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may be made only for expenses (not judgments or amounts paid in settlement) and may not be made even for expenses if the officer, director or other person is adjudged liable to the corporation (unless otherwise determined by the court). In addition, under Delaware law, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that party. Furthermore, under Delaware law, a corporation is permitted to maintain directors’ and officers’ insurance.

Special meeting of shareholders

Under our bye-laws, a special general meeting may be called by the chief executive officer, the chairman of the board or the board of directors. The board of directors must call a special general meeting upon the request of Freescale LP or an affiliate thereof so long as the Sponsors collectively beneficially own shares carrying at least 10% of the votes attaching to all issued and outstanding shares at the time of such request. Bermuda law also provides that a special general meeting must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings.

Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of stockholders.

Notice of shareholder meetings

Bermuda law requires that shareholders be given at least five days’ advance notice of any general meeting. Under Delaware law, a company is generally required to give written notice of any meeting not less than 10 days nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting.

Dividends and other distributions

Under Bermuda law, a company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of the company’s assets would thereby be less than its liabilities. “Contributed surplus” is defined for purposes of section 54 of the Companies Act to include the proceeds arising from donated shares, credits resulting from the redemption or conversion of shares at less than the amount set up as nominal capital and donations of cash and other assets to the company.

Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Inspection of corporate records

Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and certain alterations to our memorandum of association. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders.

The register of members of a company is also open to inspection by shareholders and members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Delaware law requires that a company, within 10 days before a meeting of stockholders, prepare and make available a complete list of stockholders entitled to vote at the meeting. This list must be open to the examination of any stockholder for any purpose relating to the meeting for a period of at least 10 days prior to the meeting during ordinary business hours and at the principal place of business of the company. Delaware law also permits a stockholder to inspect the company’s books and records if the stockholder can establish that he or she is a stockholder of the company, the stockholder has complied with Delaware law with respect to the form and manner of making demand for inspection of corporate records and the inspection by the stockholder is for a proper purpose.

Shareholder proposals

Under Bermuda law, shareholder(s) may, as set forth below and at their own expense (unless the company otherwise resolves), require the company to: (i) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholder(s) may properly move at the next annual general meeting; and/or (ii) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in any proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (i) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (ii) not less than 100 shareholders.

Delaware law does not include a provision restricting the manner in which nominations for directors may be made by stockholders or the manner in which business may be brought before a meeting, although restrictions may be included in a Delaware corporation’s certificate of incorporation or bylaws.

Amendment of organizational documents

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Bermuda Minister of Education and Economic Development, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued and outstanding share capital or any class thereof have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote or directing that the proposed amendment be considered at the next annual meeting of the stockholders. Delaware law requires that, unless a greater percentage is provided for in the certificate of incorporation, a majority of the outstanding voting power of the corporation is required to approve the amendment of the certificate of incorporation at the stockholders’ meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the powers, preferences or special rights of any class of a company’s stock, the holders of the issued and outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, are entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company’s original certificate of incorporation.

Amendment of bye-laws

Our bye-laws provide that, subject to our shareholders agreement, the bye-laws may only be rescinded, altered or amended upon approval by a resolution of our board of directors and by a resolution of our shareholders.

Under Delaware law, unless the certificate of incorporation or bylaws provide for a different vote, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation have the power to adopt, amend and repeal the bylaws of a corporation.

Dissolution

Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation. Prior to the company entering liquidation, a majority of the directors shall each make a statutory declaration, which states that the directors have made a full enquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding up and must file the statutory declaration with the Bermuda Registrar of Companies. The general meeting will be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding up of the company is deemed to commence at the time of the passing of the resolution.

Under Delaware law, a corporation may voluntarily dissolve (i) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the issued and outstanding shares entitled to vote thereon vote for such dissolution; or (ii) if all stockholders entitled to vote thereon consent in writing to such dissolution.

PLAN OF DISTRIBUTION

We may sell the common shares in and outside the United States through underwriters or dealers, directly to purchasers, including our affiliates, through agents, in privately negotiated transactions, or through a combination of any of these methods.

The prospectus supplement will include the following information, as applicable:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the common shares;

•	the net proceeds from the sale of the common shares;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	the applicable public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	information about selling shareholders, if applicable.

We may sell common shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the common shares from time to time will be determined by us and, at the time of the determination, may be higher or lower than the market price of our common shares on the New York Stock Exchange or any other exchange or market.

Sale through Underwriters or Dealers

If underwriters are used in the sale of any of the common shares, the underwriters will acquire the common shares for their own account. The underwriters may resell the common shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer common shares to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in any prospectus supplement, the obligations of the underwriters to purchase the common shares will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered shares if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the shares in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered shares sold for their account may be reclaimed by the syndicate if the offered shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered shares, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If dealers are used in the sale of shares, we will sell the shares to them as principals. They may then resell those shares to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

If more than 5% of the net proceeds of any offering of common shares made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member or any other facts and circumstances relating to the participation of a FINRA member in the offering would give rise to a “conflict of interest” under FINRA rules, the offering will be conducted in accordance with FINRA Rule 5121.

Direct Sales and Sales Through Agents

We may sell the common shares directly, and not through underwriters or agents. Common shares may also be sold through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered shares, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the common shares directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those shares. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase common shares from selling shareholders, if applicable, at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for, us or selling shareholders in the ordinary course of their businesses.

LEGAL MATTERS

The validity of the common shares offered by this prospectus will be passed upon for us by Conyers Dill & Pearman Limited, our special Bermuda counsel with respect to Bermuda law.

EXPERTS

The consolidated financial statements of Freescale Semiconductor, Ltd. and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS

We are a Bermuda exempted company limited by shares. The significance of our being a Bermuda company is that the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions, including the United States. See “Description of Share Capital.” In addition, one of our directors is not a resident of the United States, and substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on such director or any future non-resident directors or officers in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. Uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions. We have been advised by Conyers Dill & Pearman Limited, our special Bermuda counsel, that there is no treaty in effect between the United States and Bermuda providing for enforcement of judgments of U.S. courts and that there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. The following documents, which have been filed with the SEC by us, are incorporated by reference in this prospectus (other than portions of these documents that are deemed not to be filed or are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

(1)	Annual Report on Form 10-K for the year ended December 31, 2013 (filed on February 10, 2014);

(2)	Current Reports on Form 8-K filed with the SEC on January 13, 2014, January 28, 2014 and February 6, 2014; and

(3)	The description of common shares contained in the registration statement on Form 8-A, dated May 19, 2011, filed with the SEC to register such securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed not to be filed or are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this prospectus and prior to the termination of the offering of the common shares made by this prospectus. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Exchange Act and file reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding us. The address of the SEC website is www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 with respect to the common shares offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common shares offered hereby, reference is made to the registration statement.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus or any prospectus supplement is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus or the applicable prospectus supplement, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to:

Freescale Semiconductor, Ltd.

c/o Freescale Semiconductor, Inc.

6500 William Cannon Dr. West

Austin, Texas 78735

Attn: Investor Relations

Telephone: (512) 895-2454

30,000,000 Shares

Common Shares

PROSPECTUS SUPPLEMENT

                    , 2014

Joint Book-Running Managers

Goldman, Sachs & Co.	Citigroup	Credit Suisse	Deutsche Bank Securities

Barclays	J.P. Morgan	Morgan Stanley